Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Second Quarter 2011 Financial Results

CHICAGO (July 26, 2011) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its second quarter ended June 30, 2011.

Consolidated net revenue of $142.8 million increased 13.3 percent (approximately 7 percent on a constant currency basis) from $126.1 million in the 2010 second quarter. Exchange rate fluctuations positively impacted net revenue by $7.5 million. Year over year, net revenue increased 18.0 percent in the Americas, 8.8 percent in Europe (a decline of approximately 3 percent on a constant currency basis), and 7.7 percent in Asia Pacific (a decline of approximately 3 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 50.0 percent to $12.3 million and represented 8.6 percent of consolidated net revenue in the quarter.

The number of executive search and leadership consulting consultants at June 30, 2011 was 386, compared to 343 at June 30, 2010, and 372 at March 31, 2011. The number of executive search confirmations in the quarter increased 12.4 percent compared to the 2010 second quarter, and increased 14.8 percent compared to the 2011 first quarter. Productivity, as measured by annualized net revenue per consultant, was $1.5 million, compared to $1.4 million in the 2010 second quarter and $1.3 million in the 2011 first quarter. The average revenue per executive search was $107,400 compared to $108,600 in the 2010 second quarter and $101,200 in the 2011 first quarter.

Consolidated salaries and employee benefits increased 15.4 percent to $99.2 million, from $86.0 million in the comparable quarter of 2010. The increase primarily reflects an increase in the variable component of compensation associated with the increase in net revenue as well as higher base compensation and payroll taxes associated with a 12.8 percent increase in employee headcount. Salaries and employee benefits were 69.5 percent of net revenue for the quarter, compared to 68.2 percent in the 2010 second quarter.

Consolidated general and administrative expenses increased 1.3 percent to $33.3 million from $32.9 million in the 2010 second quarter. As a percentage of net revenue, consolidated general and administrative expenses were 23.3 percent, compared to 26.1 percent in the 2010 second quarter.

Operating income in the quarter improved to $10.3 million and the operating margin was 7.2 percent compared to operating income of $7.6 million and an operating margin of 6.0 percent in the 2010 second quarter.

Net income was $7.4 million and diluted earnings per share $0.41, based upon an effective tax rate in the quarter of 32.5 percent. In the 2010 second quarter, net income was $2.7 million and diluted earnings per share were $0.15, which reflected an effective tax rate of 49.9 percent.

Net cash provided by operating activities in the quarter was $17.6 million, compared to $23.8 million in the 2010 second quarter. Cash and cash equivalents at June 30, 2011 were $103.1 million compared to $92.6 million at June 30, 2010, and $92.2 million at March 31, 2011.

Regional Review

$ in millions	2Q 11	2Q 10	Change	1Q 11	Change
Americas
Net revenue	$76.7	$65.1	$11.6	$63.5	$13.3
Operating income	$18.7	$13.8	$4.9	$7.6	$11.1
Consultants	178	160	18	170	8

Europe
Net revenue	$34.5	$31.7	$2.8	$27.6	$6.9
Operating income (loss)	$(2.4)	$0.5	$(2.9)	$(2.1)	$(0.3)
Consultants	128	110	18	125	3

Asia Pacific
Net revenue	$31.5	$29.3	$2.2	$24.6	$7.0
Operating income	$4.9	$7.1	$(2.2)	$2.5	$2.3
Consultants	80	73	7	77	3

Global Operations Support	$(10.9)	$(14.1)	$3.2	$(12.2)	$1.3

Total operating income (loss)	$10.3	$7.6	$2.7	$(4.1)	$14.4

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas increased 18.0 percent year over year and 20.9 percent compared to the 2011 first quarter. The Industrial, Consumer, and Leadership Consulting practices were the largest drivers of year-over-year growth and also key drivers of sequential growth, along with the Financial Services Practice. Second quarter operating income increased 35.5 percent year-over-year, and the operating margin was 24.4 percent.

Net revenue in Europe increased 8.8 percent year over year (declined approximately 3 percent on a constant currency basis) and increased 25.2 percent sequentially (approximately 22 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year net revenue by $3.8 million. The Industrial Practice was a key driver of the reported year-over-year and sequential growth in this region. The Financial Services Practice experienced a year-over-year decline but was the largest driver of growth sequentially. The operating loss was $2.4 million compared to operating income of $0.5 million in the 2010 second quarter primarily reflecting an increase in fixed compensation expense.

The Asia Pacific region reported a 7.7 percent year-over-year increase in second quarter net revenue (a decline of approximately 3 percent on a constant currency basis) and 28.3 percent growth sequentially (approximately 25 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year net revenue by $3.1 million. The Consumer and Industrial practices drove the reported year-over-year growth as well as sequential growth. The Financial Services Practice was also key to sequential growth. Operating income declined 31.0 percent compared to the 2010 second quarter and the operating margin was 15.4 percent primarily reflecting higher base compensation and payroll taxes associated with an 18.9 percent increase in employee headcount, including newer consultants who are not yet fully productive.

Expenses related to Global Operations Support declined 22.8 percent compared to the 2010 second quarter. The largest component of the decline related to the absence of a worldwide partners’ meeting in the 2011 second quarter.

Chief Executive Officer L. Kevin Kelly said, “We were pleased with how confirmation trends improved in the second quarter and helped drive double digit sequential revenue growth in each region. The improving productivity is also encouraging given the number of new hires and promotions we’ve made in the last year. With consultant and employee hiring essentially complete for the year, we are focused on leveraging productivity and lowering operating costs in order to achieve and sustain higher operating margins.”

Six Months Results

For the six months ended June 30, 2011 consolidated net revenue of $258.4 million increased 7.8 percent (approximately 4 percent on a constant currency basis) from $239.7 million in the first six months of 2010. Exchange rate fluctuations positively impacted net revenue by $10.1 million. Productivity, as measured by annualized net revenue per consultant, was $1.4 million compared to $1.3 million for the first six months of 2010. The number of executive searches confirmed in the first six months of 2011 increased 5.4 percent compared to the first six months of 2010. The average revenue per executive search was $104,500 compared to $103,500 for the same period in 2010. Operating income for the first six months was $6.2 million and the operating margin was 2.4 percent, compared to operating income of $3.8 million for the first six months of 2010 and an operating margin of 1.6 percent. Net income for the first six months of 2011 was $2.8 million and diluted earnings per share were $0.15, reflecting an effective tax rate of 45.7 percent. The reported net income for the first six months of 2010 was $1.1 million and diluted earnings per share were $0.06, reflecting an effective tax rate of 38.8 percent.

2011 Outlook

The company expects that third quarter 2011 net revenue will be between $134 million and $144 million and that the operating margin will be between 6 percent and 8 percent. The company is forecasting that 2011 net revenue will be within its previously disclosed range of $515 million to $545 million and that the operating margin will likely be at the lower end of the range it had provided earlier, or between 6 percent and 8 percent. Net income and earnings per share in 2011 are expected to reflect a full-year effective tax rate of between 42 percent and 50 percent, but will be impacted by country-level results and tax planning initiatives.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the second quarter 2011 results today, July 26, at 9:00 am Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new or improved technology and systems; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,
	2011	2010	$ Change	% Change

Revenue:
Revenue before reimbursements (net revenue)	$142,799	$126,071	$16,728	13.3%
Reimbursements	6,815	4,589	2,226	48.5%

Total revenue	149,614	130,660	18,954	14.5%

Operating expenses:
Salaries and employee benefits	99,219	85,995	13,224	15.4%
General and administrative expenses	33,270	32,854	416	1.3%
Reimbursed expenses	6,815	4,589	2,226	48.5%
Restructuring charges	—	701	(701)	-100.0%
Other operating income	—	(1,072)	1,072

Total operating expenses	139,304	123,067	16,237	13.2%

Operating income	10,310	7,593	2,717	35.8%

Non-operating income (expense):
Interest income, net	258	188
Other, net	441	(2,448)

Net non-operating income (expense)	699	(2,260)

Income before income taxes	11,009	5,333

Provision for income taxes	3,580	2,661

Net income	$7,429	$2,672

Basic weighted average common shares outstanding	17,803	17,487
Diluted weighted average common shares outstanding	17,955	17,859
Basic earnings per common share	$0.42	$0.15
Diluted earnings per common share	$0.41	$0.15
Salaries and employee benefits as a percentage of net revenue	69.5%	68.2%
General and administrative expense as a percentage of net revenue	23.3%	26.1%
Operating income as a percentage of net revenue	7.2%	6.0%
Effective income tax rate	32.5%	49.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2011	2010	$ Change	% Change	2011 Margin *	2010 Margin *

Revenue:
Americas	$76,745	$65,062	$11,683	18.0%
Europe	34,512	31,721	2,791	8.8%
Asia Pacific	31,542	29,288	2,254	7.7%

Revenue before reimbursements (net revenue)	142,799	126,071	16,728	13.3%
Reimbursements	6,815	4,589	2,226	48.5%

Total revenue	$149,614	$130,660	$18,954	14.5%

Operating income (loss):
Americas	$18,729	$13,822	$4,907	35.5%	24.4%	21.2%
Europe	(2,365)	486	(2,851)	-586.6%		1.5%
Asia Pacific	4,863	7,051	(2,188)	-31.0%	15.4%	24.1%

Total regions	21,227	21,359	(132)	-0.6%	14.9%	16.9%
Global Operations Support	(10,917)	(14,137)	3,220	22.8%

Operating income before restructuring charges and other operating income	10,310	7,222	3,088	42.8%	7.2%	5.7%
Restructuring charges	—	(701)	701
Other operating income	—	1,072	(1,072)

Operating income:	$10,310	$7,593	$2,717	35.8%	7.2%	6.0%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	June 30,
	2011	2010	$ Change	% Change

Revenue:
Revenue before reimbursements (net revenue)	$258,421	$239,739	$18,682	7.8%
Reimbursements	12,072	9,275	2,797	30.2%

Total revenue	270,493	249,014	21,479	8.6%

Operating expenses:
Salaries and employee benefits	187,600	169,125	18,475	10.9%
General and administrative expenses	64,599	62,950	1,649	2.6%
Other charges	—	4,218	(4,218)	-100.0%
Reimbursed expenses	12,072	9,275	2,797	30.2%
Restructuring charges	—	701	(701)
Other operating income	—	(1,072)	1,072

Total operating expenses	264,271	245,197	19,074	7.8%

Operating income	6,222	3,817	2,405	63.0%

Non-operating income (expense):
Interest income, net	553	416
Other, net	(1,674)	(2,394)

Net non-operating expense	(1,121)	(1,978)

Income before income taxes	5,101	1,839

Provision for income taxes	2,333	713

Net income	$2,768	$1,126

Basic weighted average common shares outstanding	17,714	17,337
Diluted weighted average common shares outstanding	17,995	17,896
Basic earnings per common share	$0.16	$0.06
Diluted earnings per common share	$0.15	$0.06
Salaries and employee benefits as a percentage of net revenue	72.6%	70.5%
General and administrative expense as a percentage of net revenue	25.0%	26.3%
Operating income as a percentage of net revenue	2.4%	1.6%
Effective income tax rate	45.7%	38.8%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010	$ Change	% Change	2011 Margin *	2010 Margin *
Revenue:
Americas	$140,222	$122,576	$17,646	14.4%
Europe	62,078	64,524	(2,446)	-3.8%
Asia Pacific	56,121	52,639	3,482	6.6%

Revenue before reimbursements (net revenue)	258,421	239,739	18,682	7.8%
Reimbursements	12,072	9,275	2,797	30.2%

Total revenue	$270,493	$249,014	$21,479	8.6%

Operating income (loss):
Americas	$26,377	$18,222	$8,155	44.8%	18.8%	14.9%
Europe	(4,422)	(3,504)	(918)	-26.2%
Asia Pacific	7,405	10,372	(2,967)	-28.6%	13.2%	19.7%

Total regions	29,360	25,090	4,270	17.0%	11.4%	10.5%
Global Operations Support	(23,138)	(21,644)	(1,494)	-6.9%

Operating income before restructuring charges and other operating income	6,222	3,446	2,776	80.6%		1.4%
Restructuring charges	—	(701)	701
Other operating income	—	1,072	(1,072)

Operating income	$6,222	$3,817	$2,405	63.0%	2.4%	1.6%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$103,078	$181,124
Restricted cash	952	393
Accounts receivable, net	109,710	83,360
Other receivables	9,641	7,724
Prepaid expenses	19,485	15,323
Other current assets	1,520	1,871
Income taxes recoverable	14,062	11,912
Deferred income taxes	11,916	10,759

Total current assets	270,364	312,466

Non-current assets:
Property and equipment, net	42,338	34,406
Restricted cash	1,904	1,609
Assets designated for retirement and pension plans	25,649	23,647
Investments	10,189	11,021
Other non-current assets	9,486	8,593
Goodwill	115,979	109,888
Other intangible assets, net	6,065	6,480
Deferred income taxes	36,509	36,917

Total non-current assets	248,119	232,561

Total assets	$518,483	$545,027

Current liabilities:
Accounts payable	$11,818	$8,408
Accrued salaries and employee benefits	87,421	124,969
Other current liabilities	41,013	34,064
Income taxes payable	2,015	3,208
Deferred income taxes	1,694	1,807

Total current liabilities	143,961	172,456

Non-current liabilities:
Retirement and pension plans	34,147	30,907
Other non-current liabilities	41,455	47,015
Deferred income taxes	109	107

Total non-current liabilities	75,711	78,029

Stockholders’ equity	298,811	294,542

Total liabilities and stockholders’ equity	$518,483	$545,027

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$7,429	$2,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,206	2,902
Deferred income taxes	(1,907)	444
Net realized gains on investments	(2)	(187)
Stock-based compensation expense	1,410	1,095
Other operating income	—	(1,072)
Allowance for doubtful accounts	315	272
Restructuring charges	—	701
Cash paid for restructuring charges	(79)	(565)
Changes in assets and liabilities:
Trade and other receivables	(16,671)	(16,590)
Accounts payable	(650)	3,399
Accrued expenses	24,215	29,716
Income taxes recoverable, net	1,440	1,152
Retirement and pension assets and liabilities	182	224
Prepayments	(891)	(964)
Other assets and liabilities, net	617	626

Net cash provided by operating activities	17,614	23,825

Cash flows from investing activities:
Restricted cash	180	2,622
Capital expenditures	(5,360)	(8,542)
Purchases of available for sale investments	(193)	(110)
Proceeds from sale of available for sale investments	15	11

Net cash used in investing activities	(5,358)	(6,019)

Cash flows from financing activities:
Cash dividends paid	(2,484)	(2,379)
Payment of employee tax withholdings on equity transactions	(531)	(418)

Net cash used in financing activities	(3,015)	(2,797)

Effect of exchange rate fluctuations on cash and cash equivalents	1,667	(3,587)

Net increase in cash and cash equivalents	10,908	11,422
Cash and cash equivalents at beginning of period	92,170	81,171

Cash and cash equivalents at end of period	$103,078	$92,593

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$2,768	$1,126
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,311	7,195
Write-off of investment	2,810	—
Deferred income taxes	(1,250)	1,055
Net realized losses on investments	255	233
Stock-based compensation expense	3,148	4,509
Other operating income	—	(1,072)
Allowance for doubtful accounts	(259)	993
Restructuring charges	—	701
Cash paid for restructuring charges	(560)	(1,820)
Changes in assets and liabilities:
Trade and other receivables	(25,597)	(37,147)
Accounts payable	2,046	3,193
Accrued expenses	(41,738)	16,743
Income taxes payable, net	(3,253)	(2,352)
Retirement and pension plan assets and liabilities	582	351
Prepayments	(3,579)	(2,289)
Other assets and liabilities, net	(1,333)	309

Net cash used in operating activities	(61,649)	(8,272)

Cash flows from investing activities:
Restricted cash	(692)	2,762
Acquisition of businesses, net of cash acquired	—	(554)
Capital expenditures	(9,787)	(11,409)
Purchases of available for sale investments	(607)	(434)
Proceeds from sale of available for sale investments	30	208
Loan to equity method investment	(1,008)	—

Net cash used in investing activities	(12,064)	(9,427)

Cash flows from financing activities:
Cash dividends paid	(5,056)	(5,085)
Payment of employee tax withholdings on equity transactions	(2,749)	(4,546)

Net cash used in financing activities	(7,805)	(9,631)

Effect of exchange rate fluctuations on cash and cash equivalents	3,472	(3,107)

Net decrease in cash and cash equivalents	(78,046)	(30,437)
Cash and cash equivalents at beginning of period	181,124	123,030

Cash and cash equivalents at end of period	$103,078	$92,593

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com